Exhibit 99.1

UNITY Biotechnology, Inc. Reports Fourth Quarter and Full Year 2022 Financial Results

and Business Updates

SOUTH SAN FRANCISCO, Calif., March 15, 2023 (GLOBE NEWSWIRE) -- UNITY Biotechnology, Inc. (UNITY) [NASDAQ:UBX], a biotechnology company developing therapeutics to slow, halt, or reverse diseases of aging, today reported financial results for the fourth quarter and full year ended December 31, 2022.

"In 2022, we achieved three key goals that set us up for a transformative 2023: First, we achieved positive 24-week data from our Phase 2 BEHOLD study in UBX1325 in patients with diabetic macular edema, a ground-breaking clinical proof-of-concept for our novel senolytic small molecule and for the senescence biology and anti-aging field. Second, we completed an important and upsized financing to accelerate value generation in our clinical development of UBX1325,” said Anirvan Ghosh, Ph.D., chief executive officer of UNITY. “And third, we completed enrollment in our Phase 2 ENVISION study for patients with age-related macular degeneration. As we prepare for our 24-week readout of the ENVISION study later this month, I am grateful for the strong support from our physician and patient community who share our excitement for UBX1325, its novel mechanism of action, and the potential benefit in vision and the durability of treatment.”

Upcoming Milestones

•
UBX1325 16- and 24-week safety and efficacy data from the Phase 2 ENVISION wet AMD study expected by end of March 2023
•
UBX1325 48-week safety and efficacy data from the Phase 2 BEHOLD DME study expected in the second quarter of 2023
•
Tie2/VEGF bispecific preclinical data to support selection of development candidate expected by end of 2023

Fourth Quarter and Full Year Financial Results

Cash, cash equivalents and marketable securities totaled $94.8 million as of December 31, 2022 compared with $90.1 million as of December 31, 2021. UNITY believes that current cash, cash equivalents and marketable securities are sufficient to fund operations into the first quarter of 2024.

Operating loss for the twelve months ended December 31, 2022 was $57.6 million compared to $56.7 million for the twelve months ended December 31, 2021. Cash used in operations during the year ended December 31, 2022 was $51.0 million compared to $45.1 million for the twelve months ended December 31, 2021. Total operating loss for the fourth quarter of 2022 was $13.9 million compared to $9.9 million for the fourth quarter of 2021. Cash used in operations during the fourth quarter of 2022 was $10.4 million compared to $5.0 million for the fourth quarter of 2021.

Research and development expenses decreased by $1.5 million, to $36.9 million for the year ended December 31, 2022 from $38.4 million for the year ended December 31, 2021. The decrease was primarily due to decreases of $3.3 million in facilities-related costs primarily due to allocation to general and administrative expenses of net expenses on Brisbane and East Grand facilities which have been subleased, $2.6 million in personnel costs due to the Company's reduced headcount and reduction in force, and $1.8 million in laboratory supplies partially offset by an increase of $6.2 million in direct research and development expenses mainly due to the continued advancement of our lead UBX1325 candidates. Research and development expenses decreased by $1.0 million, to $8.6 million for the fourth quarter of 2022 from $9.6 million for the fourth quarter of 2021. The decrease was due to decreases of $1.6 million in personnel-related costs due to reduced headcount, $0.4 million in laboratory purchases, and $0.9 million in facilities-related costs partially offset by $1.9 million in direct research and development expenses primarily due to the continued advancement of our lead UBX1325 candidates.

General and administrative expenses decreased by $2.1 million, to $21.0 million for the year ended December 31, 2022 from $23.1 million for the year ended December 31, 2021. The decrease was primarily due to decreases of $1.4 million in personnel-related expenses due to the Company's reduced headcount and reduction in force, $0.4 million in professional fees, and $0.3 million in facilities-related costs. General and administrative expenses increased by $0.2 million, to $5.3 million for the fourth quarter of 2022 from $5.1 million for the fourth quarter of 2021. The increase was primarily due to increases of $0.4 million in professional fees and $0.2 million in facilities-related costs partially offset by a decrease of $0.4 million in personnel-related costs due to lower headcount.

About UNITY

UNITY is developing a new class of therapeutics to slow, halt, or reverse diseases of aging. UNITY’s current focus is on creating medicines to selectively eliminate or modulate senescent cells and thereby provide transformative benefit in age-related ophthalmologic and neurologic diseases. More information is available at www.unitybiotechnology.com or follow us on Twitter and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements including statements related to UNITY’s understanding of cellular senescence and the role it plays in diseases of aging, the potential for UNITY to develop therapeutics to slow, halt, or reverse diseases of aging, including for ophthalmologic and neurologic diseases, the potential for UNITY to successfully commence and complete clinical studies of UBX1325 for DME, AMD, and other ophthalmologic diseases, the expected timing of enrollment and results of the clinical trials in UBX1325, and UNITY’s expectations regarding the sufficiency of its cash runway. These statements involve substantial known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements, including the risk that the COVID-19 worldwide pandemic may continue to negatively impact the development of preclinical and clinical drug candidates, including delaying or disrupting the enrollment of patients in clinical trials, risks relating to the uncertainties inherent in the drug development process, and risks relating to UNITY’s understanding of senescence biology. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. The forward-looking statements in this press release represent our views as of the date of this release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this release. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see UNITY’s most recent Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission on March 15, 2023, as well as other documents that may be filed by UNITY from time to time with the Securities and Exchange Commission.

Unity Biotechnology, Inc.

Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
	(Unaudited)
Licensing revenue - Related Party	$—	$4,784	$236	$4,784
Operating expenses:
Research and development	8,636	9,579	36,859	38,393
General and administrative	5,280	5,103	20,949	23,056
Total operating expenses	13,916	14,682	57,808	61,449
Loss from operations	(13,916)	(9,898)	(57,572)	(56,665)
Interest income	804	18	1,220	100
Interest expense	(990)	(826)	(3,558)	(3,177)
Other income (expense), net	(66)	13	(17)	(983)
Net loss	(14,168)	(10,693)	(59,927)	(60,725)
Other comprehensive gain (loss)
Unrealized gain (loss) on marketable debt securities	24	(49)	(207)	(49)
Comprehensive loss	$(14,144)	$(10,742)	$(60,134)	$(60,774)
Net loss per share, basic and diluted	$(1.00)	$(1.82)	$(6.31)	$(10.88)
Weighted-average number of shares used in computing net loss per share, basic and diluted	14,140,520	5,875,179	9,494,421	5,581,587

Unity Biotechnology, Inc.

Condensed Balance Sheets

(In thousands)

	December 31,	December 31,
	2022	2021
Assets
Current Assets:
Cash and cash equivalents	$12,736	$32,905
Short-term marketable securities	82,059	55,170
Prepaid expenses and other current assets	1,740	1,879
Restricted cash	—	550
Total current assets	96,535	90,504
Property and equipment, net	7,825	9,942
Operating lease right-of-use assets	19,042	21,286
Long-term marketable securities	—	1,993
Long-term restricted cash	896	896
Other long-term assets	52	91
Total assets	$124,350	$124,712
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,790	$1,985
Accrued compensation	3,020	4,028
Accrued and other current liabilities	5,334	6,370
Deferred revenue	—	216
Derivative liability related to debt	—	963
Current portion of long-term debt	9,476	3,055
Total current liabilities	19,620	16,617
Operating lease liability, net of current portion	26,991	30,094
Long-term debt, net	10,891	18,409
Other long-term liabilities	—	23
Total liabilities	57,502	65,143
Commitments and contingencies
Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	527,049	459,636
Accumulated other comprehensive gain	(251)	(44)
Accumulated deficit	(459,951)	(400,024)
Total stockholders’ equity	66,848	59,569
Total liabilities and stockholders’ equity	$124,350	$124,712

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Investor Contact
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Joyce Allaire
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